Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Tantech Holdings Ltd on Form F-3 (File No. 333-213240) of our report dated May 15, 2019 relating to the consolidated balance sheet of Tantech Holdings, Ltd and subsidiaries as of December 31, 2018 and the related consolidated statements of comprehensive income (loss), shareholders’ equity and cash flows for the year then ended, which appears in this Annual Report on Form 20-F.

/s/ Prager Metis CPAs, LLC

Hackensack, New Jersey

May 15, 2019